Exhibit 10.2
WEBSIDESTORY, INC.
10182 Telesis Court, 6th Floor
San Diego, California 92121
          Re: Change in Control Agreement
Dear Claire:
          WebSideStory, Inc. (the “Company”) considers it essential to the best interests of its stockholders to foster the continuous employment of the Company’s key management personnel. In this regard, the Company’s Board of Directors (the “Board”) recognizes that the possibility of a change in control of the Company may exist and the uncertainty and questions that it may raise among management could result in the departure or distraction of management personnel to the detriment of the Company and its shareholders.
          The Board has decided to reinforce and encourage the continued attention and dedication of members of the Company’s management, including yourself, to their assigned duties without the distraction arising from the possibility of a change in control of the Company.
          In order to induce you to remain in its employ, the Company hereby agrees that after this letter agreement (this “Agreement”) has been fully executed, you shall receive the benefits set forth in this Agreement in the event that your employment with the Company is terminated under the circumstances described below subsequent to a Change in Control (as defined below).
          1. Change in Control. You shall receive no benefits under this Agreement unless there has been a Change in Control. For purposes of this Agreement, a “Change in Control” shall mean and include each of the following:
          (a) A transaction or series of transactions (other than an offering of the Company’s common stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or
          (b) The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:
               (i) Which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”))

directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and
               (ii) After which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group will be treated for purposes of this Section 1.1(b)(ii) as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or
          (c) The Company’s stockholders approve a liquidation or dissolution of the Company.
          The Board will have full and final authority, which will be exercised in its discretion, to determine conclusively whether a Change in Control of the Company has occurred pursuant to the above definition, and the date of the occurrence of such Change in Control and any incidental matters relating thereto.
          2. Termination Following Change in Control.
          (a) If your employment is terminated within the 12-month period immediately following the date of a Change in Control (i) by the Company other than for Cause or (ii) by you for Good Reason (as defined below), then, in lieu of any severance benefits to which you may otherwise be entitled under any severance plan or program of the Company, you shall be entitled to the benefits provided below:
               (i) the Company shall, on the date of termination, pay to you your full earned but unpaid base salary/bonus, when due, through the date of termination at the rate in effect at the time notice of termination is given, plus all other amounts to which you are entitled under any compensation plan or practice of the Company at the time such payments are due; provided, however, that any accrued but unpaid bonus shall not be paid to you unless you are employed on the date such bonus would otherwise be paid in accordance with the Company’s standard practices;
               (ii) you shall be entitled to receive, at the times specified in Section 2(b), severance pay equal to your monthly base salary as in effect immediately prior to delivery of the notice of termination for a period of six (6) months, payable over the 6-month period commencing on the date of termination; and
               (iii) you will immediately become 75% vested with respect to any unvested options to purchase the Company’s capital stock that you then hold and/or the restrictions with respect to 75% of the unvested restricted shares of the Company’s capital stock that you then hold shall immediately lapse.
          (b) The payments provided for in Section 2(a)(ii) shall be made periodically in the same amounts and at the same intervals as your base salary was paid immediately prior to termination of employment. You shall not be required to mitigate the amount of any payment provided for in this Section 2 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 2 be reduced by any compensation earned by you as the result of employment by another employer or self-employment, by retirement benefits, by offset against any amounts (other than loans or advances to you by the Company) claimed to be owed by you to the Company, or otherwise.
          (c) For purposes of this Agreement, “Cause” shall mean (i) your gross negligence, breach of fiduciary duty involving personal profit, personal dishonesty, recklessness or willful misconduct with respect to your obligations or otherwise relating to the business of the Company; (ii) the material breach of any agreement between you and the Company, including Company policies and practices; (iii) your conviction or entry of a plea of nolo contendere for fraud or embezzlement, or any felony or crime of moral turpitude; or (iv) your willful neglect of duties or failure to satisfactorily perform stated duties, in each case as determined in good faith by the Board.
          (d) For purposes of this Agreement, “Good Reason” shall be deemed to exist following the occurrence of any of the following events without your prior written consent, unless the Company fully corrects the circumstances constituting Good Reason (provided such circumstances are capable of correction) prior to the date of termination:
               (i) a reduction in your base salary or any failure to pay any compensation or benefits earned by you, provided that “Good Reason” shall not be deemed for such non-payment unless you provide written notice to the Company thereof and following a reasonable cure period; or
               (ii) the Company’s relocation of your principal place of business to any place outside a fifty (50) mile radius of your principal place of business as of the date hereof.
     Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.
          (e) Any purported termination of your employment by the Company or by you (other than termination due to your death, which shall terminate your employment automatically) shall be communicated by a written notice of termination to the other party hereto in accordance with Section 4.
          3. Successors; Binding Agreement. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Unless expressly provided otherwise, “Company” as used herein shall mean the Company as defined in this Agreement and any successor to its business and/or assets as aforesaid. This Agreement shall inure to the benefit of and be enforceable by you and your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
          4. Notice. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of its Secretary, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.
          5. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without regard to its conflicts of law principles. The section headings contained in this Agreement are for convenience only, and shall not affect the interpretation of this Agreement. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law.

          6. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
          7. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
          8. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the accelerated vesting of stock options and or restricted stock held by you and the payment of severance and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto, and any prior agreement of the parties hereto in respect of the accelerated vesting of stock options and or restricted stock held by you and the payment of severance, is hereby terminated and cancelled, including, without limitation, that certain offer letter dated March 23, 2004, between you and the Company. Any of your rights hereunder shall be in addition to any rights you may otherwise have under benefit plans or agreements of the Company (other than severance plans or agreements) to which you are a party or in which you are a participant, including, but not limited to, any Company sponsored employee benefit plans and stock options plans. The provisions of this Agreement shall not in any way abrogate your rights under such other plans and agreements.
          9. At-Will Employment. Nothing contained in this Agreement shall (a) confer upon you any right to continue in the employ of the Company, (b) constitute any contract or agreement of employment, or (c) interfere in any way with the at-will nature of your employment with the Company.
          10. Arbitration; Dispute Resolution, Etc. Unless otherwise provided herein, in the event that there shall be a dispute (a “Dispute”) among the parties arising out of or relating to this Agreement, or the breach thereof, the parties agree that such dispute shall be resolved by final and binding arbitration before a single arbitrator in San Diego County, California, administered by the American Arbitration Association (the “AAA”), in accordance with AAA’s Employment ADR Rules. The arbitrator’s decision shall be final and binding upon the parties, and may be entered and enforced in any court of competent jurisdiction by either of the parties. The arbitrator shall have the power to grant temporary, preliminary and permanent relief, including without limitation, injunctive relief and specific performance. The Company will pay the direct costs and expenses of the arbitration. You and the Company are responsible for your respective attorneys’ fees incurred in connection with enforcing this Agreement; however, you and the Company agree that, except as may be prohibited by law, the arbitrator may, in his or her discretion, award reasonable attorneys’ fees to the prevailing party.

          If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter, which shall then constitute our agreement on this subject.

Sincerely, WEBSIDESTORY, INC.
By:	/s/ Jeff Lunsford
Name: Jeff Lunsford
Its: President and Chief Executive Officer

Agreed and Accepted,
this 18th day of January, 2006

/s/ Claire Long Claire Long

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